EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Preliminary Fourth Quarter 2014 Revenue Results

Will Report Full 2014 Fourth Quarter Results on February 18

Management to Present at Jefferies 4th Annual Winter Consumer Summit on January 21

HUNTINGTON BEACH, Calif., Jan. 15, 2015 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today announced that for the fiscal 2014 fourth quarter ended on Tuesday, December 30, 2014, revenues increased approximately 7.1% to $213.9 million compared to $199.8 million for the same quarter last year. Comparable restaurant sales for the fiscal 2014 fourth quarter increased approximately 1.2%, compared to a decrease of 2.7% in the year-ago quarter. Preliminary results remain subject to the completion of normal quarter-end and year-end accounting procedures and are subject to change.

"We are pleased with our solid top-line finish to fiscal 2014," commented Greg Trojan, President and Chief Executive Officer. "BJ's positive comparable restaurant sales momentum reflects the success of several company-wide initiatives focusing on affordability, food quality and innovation, speed and hospitality, coupled with the great every day execution from our restaurant team members. Our better than expected 1.2% positive comparable restaurant sales in the 2014 fourth quarter combined with our productivity and expense management initiatives is expected to result in another strong quarter of improved margins and profitability growth."

Trojan added, "The steady progress we made in 2014 in reigniting comparable restaurant sales and managing our business provides us with a solid platform to begin fiscal 2015. We remain focused on restoring our restaurant-level cash flow margins to at least 19% on a sustainable basis and using our strong operating cash flow and balance sheet to execute our long-term growth strategy of increasing new restaurant capacity by at least 10% annually. In 2014 we opened 11 new restaurants and our 2015 restaurant development pipeline is in excellent shape as we expect to open at least 15 new restaurants this year. With just 156 restaurants open as of today, and with estimated capacity for at least 425 U.S. BJ's restaurants, we see many years of continued growth and expansion opportunities ahead."

Investors are reminded that the actual number and timing of new restaurant openings is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

2014 Fourth Quarter Earnings and Conference Call

The Company plans to release its fourth quarter and full-year 2014 results after the market closes on Wednesday, February 18, 2015. The Company will host an investor conference call at 2:00 p.m. PT that day. Investors and interested parties may listen to a webcast of the fourth quarter results investor conference call by visiting the "Investors" page of the Company's website located at http://www.bjsrestaurants.com. A webcast replay of the fourth quarter investor conference call will be available for 30 days following the call at http://www.bjsrestaurants.com.

Management Presentation at Jefferies 4th Annual Winter Consumer Summit

BJ's Restaurants, Inc. also announced that its management will be participating at Jefferies 4th Annual Winter Consumer Summit at the Ritz-Carlton Bachelor Gulch in Avon, Colorado. The conference format consists of a fireside chat and question and answer session with management and investor one-on-one meetings. The Company's fireside chat and question and answer session is scheduled to begin at approximately 9:00am MST (11:00am ET) on Wednesday, January 21, 2015.

BJ's Restaurants, Inc. currently owns and operates 156 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. The Company operates several microbrewery restaurants in addition to using independent third party brewers to produce and distribute BJ's critically acclaimed craft beers. The Company's restaurants are located in California (63), Texas (32), Florida (19), Arizona (6), Colorado (5), Nevada (5), Ohio (4), Washington (4), Oklahoma (3), Oregon (3), Virginia (3), Kentucky (2), Maryland (2), Arkansas (1), Indiana (1), Kansas (1), Louisiana (1), and New Mexico (1). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends and the number and timing of new restaurants expected to be opened in future periods. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increase in minimum wage and other employment related costs, including the potential impact of the Patient Protection and Affordable Care Act on our operations, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns, (vii) factors that impact California, where 63 of our current 156 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ's Restaurants, Inc. at (714) 500-2400.